Exhibit 10.41

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type the registrant treats as private or confidential. [***] indicates where such information has been omitted.

MASTER SERVICES AGREEMENT

This Master Service Agreement (the “Agreement”) is made effective as of 17.01.2024 (“Effective Date”), by and between:

SELVITA S.A., a Polish joint-stock company having its registered office at ul. Podole 79, 30-394 Krakow, Poland, entered into the register of companies of the National Court Register held by the District Court of Krakow-Śródmieście in Krakow, XI Division of the National Court Register under the KRS number: 0000779822, NIP (VAT ID): PL6762564595 (“Selvita”), represented by:

Mirosława Zydroń – Chief Operating Officer

Miłosz Gruca – Chief Commercial Officer Executive Vice President

and

Savara ApS, a Denmark private limited company with its registered office c/o Lundgrens Advokatpartnerselskab, Tuborg Boulevard 12, 2900 Hellerup, Denmark, (“Customer”) represented by:

David Lowrance - Chief Financial and Administrative Officer

jointly referred to as “the Parties” and each of them as “the Party”

WHEREAS:

(A)
Selvita is a drug discovery company engaged in provision of integrated drug discovery services, such as custom synthesis, medicinal chemistry, protein chemistry, molecular and cell biology and analytical development;
(B)
The Customer wishes to obtain the services of Selvita as set forth in the Statement of Work (the “Services”);
(C)
Selvita is willing to carry out Services as described in this Agreement and respective Statement of Work;
(D)
The Parties desire to set forth in this Agreement the terms and conditions under which Selvita will provide Services to Customer and to specify the responsibilities of each Party in connection with this Agreement.

Now, therefore, the Parties have agreed on the following:

DEFINITIONS:

a.
Affiliate – affiliate of a Party means any company or any other person that directly, or indirectly through one of more intermediaries, controls, is controlled by or is under common control with such Party; “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, as used in this paragraph, shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a company, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a company;
b.
Statement of Work – means an order for Selvita’s Services, executed by the Parties. The Statement of Work specifies: the scope of services (work) and its description, term of the Statement of Work, the deliverables, fees and expenses and other necessary details of the project. The template of the Statement of Work is included in the Exhibit A to this Agreement;
c.
Working Day – means each day from Monday to Friday during Working Hours, with the exception of bank holidays in Poland;
d.
Working Hours – means hours from 8 am until 6 pm during a Working Day.

1.
SERVICES AND SCOPE OF WORK
1.1.
Services. Selvita agrees to provide to Customer Services as set forth on mutually executed Statements of Work as requested by Customer. Each Statement of Work shall be substantially in the form as set forth in Exhibit A (Statement of Work Template). The performance of all Services shall be controlled by the terms and conditions of this Agreement (including any applicable Statement of Work). In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work the terms of the Agreement shall prevail unless otherwise expressly agreed in writing by the Parties in such Statement of Work referencing the applicable provision of this Agreement. Selvita shall perform such Services in compliance with all applicable laws, rules and regulations. Services shall be provided with care, skill, and diligence and in accordance with generally accepted industry standards and practices.
1.2.
Statement of Work. Statements of Work shall become effective only when executed by authorized representatives of both Parties. Statement of Work may be transmitted in electronic form (via e-mail).
1.3.
Subcontractors. Selvita shall be the prime contractor. Selvita may engage subcontractors, at no additional cost to Customer, provided that: (i) Selvita shall seek and obtain Customer’s prior written approval for the appointment of any subcontractor to perform activities in connection with the Services, unless those activities are performed by Selvita’s Affiliate, then such approval is not required; (ii) the subcontractor shall be contractually bound by confidentiality provisions at least as stringent as set forth in this Agreement and intellectual property assignment obligations consistent with the applicable obligations to which Selvita is subject under this Agreement; (iii) Selvita shall not be relieved of any responsibilities or obligations under this Agreement as a result of subcontracting its obligations under this Agreement; (iv) Selvita shall remain Customer’s sole point of contact and sole contracting party; (v) all subcontractor employees shall be subject to the same provisions of this Agreement as Selvita’s employees; and (vi) Selvita shall be solely responsible for paying all subcontractors unless otherwise stated in the applicable Statement of Work.
2.
DUTIES OF THE PARTIES
2.1.
Duties. While performing the Statement of Work:
2.1.1.
Selvita shall (i) carry out the Services specified in the Statement of Work within the time frame by properly qualified personnel, to the highest standard of current established practice; and (ii) ensure the continuity of employees assigned to perform Services hereunder, subject to circumstances beyond Selvita’s reasonable control.
2.1.2.
Customer shall provide Selvita with all information, samples, materials, equipment, data and details necessary for the performance of Services in a timely manner, if necessary, as specified in the Statement of Work.
2.2.
Reports. Selvita shall prepare and deliver to Customer, in a timely fashion, all reports and other documentation required under the Statement of Work. In addition, upon completion of any Services, Selvita shall prepare and provide to Customer a final written report describing, in a scientific and detailed manner, its activities in the course of providing the Services and the results obtained therefrom. Customer is entitled within 2 weeks from the receipt of any report or final report to make comments or request any modifications, amendments and/or supplements regarding the content of such report or final report. Selvita is obliged, in such case to implement such comments, modifications, amendments and/or supplements within a reasonable time frame mutually agreed to by the Parties in writing. If Selvita considers such comments, modifications, amendments and/or supplements inappropriate, it shall inform Customer of this fact in writing within the same time period.
2.3.
Independent Contractor. Selvita is an independent contractor. Selvita’s employees are not, or shall not be deemed for any purpose to be, employees of Customer. Customer shall not be responsible to Selvita, Selvita’s employees or any governing body for any payroll-related taxes related to the performance of the Services. Selvita shall not act nor represent itself, directly or by implication, as an agent of the Customer and Selvita shall have no authority to bind Customer with respect to third parties.

2.4.
Key Personnel. If applicable, Selvita will use its reasonable efforts to ensure that any key personnel specified in the Statement of Work are available as required to provide the Services. Except in the case of resignation, termination for cause, death, long term disablement or long term permitted absence or leave, or any other reason outside of Selvita’s reasonable control, Selvita may only replace key personnel with the prior approval of Customer, that will not be unreasonably withhold or delay its approval provided that Selvita will firstly satisfy Customer that any new key personnel has adequate skills, knowledge and experience to perform the applicable Services to the required performance standard. If Customer delays or suspends a project under Statement of Work, Selvita will make all reasonable efforts to re-allocate such personnel and mitigate costs and expenses incurred as a result of such delay or suspension.
2.5.
Project Management. Selvita’s and Customer’s appointed Project Managers will meet periodically (in person or via teleconference or videoconference as agreed by the Parties) as agreed in the applicable Statement of Work. At such meetings, Selvita will report to Customer to discuss and review the progress and status of the project described in any Statement of Work, and to consider proposals and agree upon actions in relation to any single project with a view to ensuring the due and proper completion of all Services in accordance with the agreed dates and quality standards as may be agreed between the Parties.
2.6.
Audit. Selvita agrees to permit representatives of Costumer to audit the premises of Selvita at any time during the business Working Hours. The date of the audit shall be agreed in writing at least 2 weeks before the planned audit. Selvita agrees to provide to the representatives of Customer access to rooms and documentation necessary for the audit.
2.7.
Materials. Unless agreed otherwise by the Parties in the applicable Statement of Work, Customer shall provide appropriate quantities of the proprietary and other Materials reasonably required to perform Services contracted, as well as provide Selvita with all licenses necessary to perform the Services. Customer represents and warrants that Customer has the right to sublicense, transfer or use any such licenses and Materials and that such Materials provided to Selvita do not infringe any third parties IP rights.
3.
COMPENSATION
3.1.
Fees. In return for the Services performed under this Agreement, Customer shall pay to Selvita fees as specified in each Statement of Work. Customer shall not pay fees for Services not performed and Selvita shall refund any prepaid fees for work not performed.
3.2.
Expenses. Customer shall reimburse Selvita for authorized expenses paid or incurred by Selvita directly in connection with performing the Services, provided that such expenses are predefined and authorized in the Statement of Work or later by the Customer in written form (including e-mail) and are incurred by reason of the delivery of Services requested in the Statement of Work. The overall purchase’s cost of project-specific materials will be re-invoiced based on the actual purchase price, including in particular costs of transportation, customs and handling fees + [***]% overhead for in-house processing and storage of those materials at Selvita. The expenses should be supported by itemized accountings and expense receipts submitted to Customer prior to any reimbursement.

Reimbursable expenses will include e.g. costs of materials, ingredients or reagents, travel and lodging where applicable. All such expenses shall be agreed in the relevant Statement of Work and any change related thereto shall be prior authorized in writing by Customer.

3.3.
Taxes. Customer shall pay taxes (including value added tax), if any, required to be paid by Selvita in respect of fees for Services under this Agreement, which taxes shall be added to the price of the Services provided hereunder or invoiced separately.
3.4.
Method of Payment. Remuneration shall be paid into the bank account of Selvita indicated on the invoice. The payment shall be made within thirty (30) days from the receipt by Customer of the properly issued invoice.
3.5.
Adjustment. All payments required to be made to Selvita hereunder shall be adjusted at the beginning of each calendar year to reflect the impact of inflation, as measured by the consumer price index for Poland announced by the President of National Statistical Office (GUS) [***].

4.
CONFIDENTIALITY
4.1.
Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall be defined as any and all information, materials, samples, substances, compounds, compound structures, technical and non-technical data, market information, sales information, financial information, business plans, strategies, products, processes, specifications, techniques, testing procedures, research, developments, inventions, trade secrets, or commercial-in-confidence information disclosed by the disclosing party to receiving party before the Effective Date and/or during the term of this Agreement and marked as confidential. Disclosure of Confidential Information may be made electronically, orally, visually or in material form such as (by way of example and without limitation) written documents, drawings, software or other electronic media. Notwithstanding the foregoing, information which is orally or visually or in any other form disclosed to the recipient by the disclosing party or on its behalf shall be deemed Confidential Information if (i) it would be apparent to a reasonable person, familiar with the disclosing party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the disclosing party or if (ii) the disclosing party, within 30 days after such disclosure, delivers to the recipient a written document or documents describing such proprietary information and referencing the place and date of such oral, visual or written disclosure and the names of the representatives of the recipient to whom such disclosure was made. The receiving party shall use Confidential Information solely for performance of the Services or to fulfill its obligations or exercise its rights hereunder.
4.2.
Nondisclosure. The receiving party will use reasonable efforts to protect the secrecy of and avoid disclosure and unauthorized use of the disclosing party’s Confidential Information. The receiving party hereby undertakes not to at any time during or within 7 (seven) years after the term of this Agreement or any Statement of Work disclose any Confidential Information to any third party.

The receiving party may disclose Confidential Information to those of its employees or subcontractors who are bound by confidentiality and non-use terms that are no less restrictive than the ones in this Agreement and who necessarily need to know such Confidential Information for the performance of the Services.

4.3.
Exceptions. The restrictions on disclosure and use set out in this Agreement shall not apply to any Confidential Information which:
a.
at the date of its disclosure by the disclosing party is in the public domain or which subsequently enters the public domain other than through any action or inaction of the receiving party;
b.
was in the receiving party’s possession prior to the time of its disclosure by the disclosing party;
c.
was received by the receiving party from a third party (other than a person authorized by the disclosing party to disclose Confidential Information) which is lawfully in possession of such Confidential Information and is not in breach of any confidential relationship with the disclosing party;
d.
is independently developed or generated by the receiving party without reference to or use of the disclosing party’s Confidential Information;
e.
is required to be disclosed by the receiving party by applicable law, regulation or authority order, provided that the receiving party shall promptly notify the disclosing party of the requirement for such disclosure and co-operate through all reasonable and legal means, at the disclosing party’s expense, in any attempts by the disclosing party to prevent or otherwise restrict disclosure of the Confidential Information; provided further that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally required disclosure.

4.4.
Proprietary Rights. All Confidential Information disclosed by the disclosing party shall remain the exclusive and valuable property of the disclosing party. Upon the disclosing party’s request, the receiving party will promptly return to the disclosing party or destroy (with proof of such destruction) any of the disclosing party’s Confidential Information in its possession, provided however, that the receiving party shall be entitled to retain one (1) copy of Confidential Information solely for the purposes of compliance with regulatory requirements. Notwithstanding the foregoing, the receiving party will not be required to destroy any electronic copy of Confidential Information that is created pursuant to its standard electronic backup and archival procedures and stored until the ordinary course deletion.
4.5.
Press release. The Customer and Selvita will agree the text of any press release covering the relationship between the two parties, and the date on which the press release shall be made public. Other than the agreed press release (if any), and the respective officers, employees and advisers of the parties there shall be no disclosure to anyone else of the existence of this Agreement or its subject matter or the terms and conditions of this Agreement. Notwithstanding the foregoing, the Parties may disclose the existence of this Agreement, the subject matter, and the terms and conditions of this Agreement on a reasonable need-to-know basis to a professional advisor under a duty of confidentiality or to a third party in connection with (i) potential or actual financing or sale of all or substantially all of the Party’s business and assets related to this Agreement, whether by sale of assets, sale of stocks, merger, or otherwise and (ii) potential or actual licensing of the assets related to this Agreement. Notwithstanding the foregoing, Customer acknowledges that the shares of Selvita are publicly listed and that, as a result, any information pertaining to Selvita, its Affiliates or their respective businesses and/or projects may potentially constitute privileged and/or price sensitive information concerning Selvita within the meaning of applicable securities laws. Therefore, the Customer hereby acknowledges, that from time to time Selvita may be legally obliged to disclose information pertaining to this Agreement. In such event Selvita shall undertake all reasonable measures not to disclose the Customer’s identity or details of the Agreement, which disclosure shall not be considered a breach of this section 4.5. Notwithstanding the foregoing, Selvita acknowledges that shares of Customer’s Affiliate are publicly listed and Customer may be legally obligated to disclose information pertaining to this Agreement or may be required by applicable law, regulation, or stock exchange rule to publicly disclose certain terms of the Agreement. Customer’s compliance with such requirements will not be considered a breach of this section 4.5.
5.
INTELLECTUAL PROPERTY RIGHTS
5.1.
Results. All data, materials and information of every kind supplied to Selvita by Customer and all data, inventions, discoveries, deliverables, findings, results and/or any other intellectual property whether patentable or not developed or generated by Selvita in the course of performing the Services pursuant to this Agreement (“Results”), subject to section 5.2 below shall be the sole and exclusive property of Customer and Customer shall have the right to make whatever use it deems desirable of any such Results. Selvita shall not, without the prior written consent of Customer, publish, disseminate, or otherwise disclose to any third party any such Results (except such disclosure as may be required by law), or use any such Results for any purpose other than the performance of the Services. With respect to any Results of this Agreement, that are conceived, gained, or reduced to practice by Selvita in the course of performing its obligations under this Agreement, Selvita agrees: (i) to disclose promptly any such Results to Customer; and (ii) to assign and transfer to Customer all rights, title, and interest in and to any and all such Results upon the request of Customer at Customer’s expense;
5.2.
Selvita Property. Customer acknowledges that Selvita possesses certain inventions, processes, know-how, trade secrets, and other intellectual property including analytical methods, procedures, techniques, manuals, financial information, computer expertise and any software, each of which Selvita owns or controls prior to the Effective Date or independently of this Agreement and which relates to Selvita’s business or operations (collectively, “Selvita Property”). Any Selvita Property or improvements thereto which are improved, modified, developed or otherwise used by Selvita under or during the term of this Agreement that do not use, reference, incorporate or rely upon Customer’s Confidential Information, materials or Results (such improvements, “Selvita Improvements”) shall be the sole and exclusive property of Selvita (and at the request of Selvita Customer hereby assigns its rights in all such inventions to Selvita which are not specific for the Services); provided however, that if Selvita incorporates or permits to be incorporated any Selvita Property or Selvita Improvements into any of Customer’s Results,

Selvita hereby grants to Customer a non-exclusive, royalty-free, irrevocable, worldwide, fully paid-up, transferable license (with rights to sublicense through multiple tiers of sublicensees) to use and exploit such Selvita Property and Selvita Improvements solely to the extent required for Customer to make use of or otherwise exploit Customer’s Results.
6.
TERM AND TERMINATION, REMEDIES
6.1.
Term. This Agreement shall commence on the date of its execution and shall remain in force for the period of 5 (five) years, unless terminated earlier in accordance with the provisions of this Agreement.
6.2.
Termination without cause. Either Party may terminate any Statement of Work or this Agreement in its entirety with or without cause upon at least ninety (90) days prior written notice to the other Party, specifying the date upon which such termination shall be effective.
6.3.
Immediate termination. Either Party may terminate any Statement of Work or this entire Agreement (with a written notice) with immediate effect if the other Party materially breaches any term of this Agreement or such Statement of Work and fails to remedy that breach within thirty (30) days of receiving written notice requesting the Party to do so.
6.4.
Result of termination. In case of termination of any Statement of Work, Customer shall pay fees for Services rendered prior to the effective date of termination and reimburse Selvita for documented expenses in a manner consistent with the Agreement and the applicable Statement of Work. Unless indicated otherwise in the notice of termination of this Agreement, termination of this Agreement shall not affect the performance of any outstanding and incomplete Services ordered under any Statement of Work. In such case the provisions of this Agreement shall continue to apply to such Statement of Work until such outstanding and incomplete Services have been completed by Selvita. On the effective date of termination for whatsoever reason Selvita shall promptly return to Customer all materials provided by the Customer to Selvita for the conduct of Services under this Agreement or under any Statement of Work. However Selvita may retain, at its cost and subject to the confidentiality provisions herein, materials, information or data that Selvita determines may be needed to satisfy regulatory requirements.
6.5.
Remedies. The Parties will attempt in good faith to resolve any dispute arising hereunder prior to filing any action to enforce any rights, or seek any remedy. If the Parties are unable to resolve any such dispute within 30 days, each Party may seek any remedy legally available in accordance with this Agreement. The Parties agree that in the event that any Services, including, without limitation, any Results provided to the Customer hereunder, fail to conform to specifications therefor agreed to in writing by the Parties, or in the event of a material error by Selvita in the performance of any Services hereunder which renders such Services invalid for their intended purpose, Selvita will, at the option of Customer, in consultation with Selvita: (a) repeat the faulty part of Services at Selvita’s own cost, or (b) refund to the Customer the full amount paid for such faulty part of Services. Notwithstanding the foregoing, either Party may seek injunctive relief through a court of competent jurisdiction with respect to any dispute arising in connection with Section 4 or 5.
7.
INDEMNIFICATION AND LIABILITY
7.1.
Indemnification by Selvita. Selvita agrees to indemnify, defend and hold harmless Customer, its Affiliates and their respective officers, directors, partners, shareholders, employees, successors, assigns and agents from and against any and all third party claims, demands, losses, damages, liabilities, lawsuits, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out or in connection with: (a) any gross negligence or willful misconduct of Selvita in the performance of the Services; or (b) any material breach by Selvita of its obligations under this Agreement;

7.2.
Indemnification by Customer. Customer agrees to indemnify, defend and hold harmless Selvita, its Affiliates and their respective officers, directors, partners, shareholders, employees, successors, assigns and agents from and against any Losses arising out of or in connection with (a) any negligence or willful misconduct of Customer in connection with this Agreement; (b) a material breach by Customer of its obligations under this Agreement; (c) Selvita’s use of Materials provided by or for the Customer in accordance with the terms of this Agreement and the applicable Statement of Work, any claim made against Selvita for actual or alleged infringement of a third party's intellectual property rights arising out of or in connection with Selvita’s use of any materials, information, samples, documentation or other items provided by the Customer to Selvita and the use of the Results by the Customer.
7.3.
Indemnification Procedure. A Party shall promptly notify the indemnifying Party in writing of any claim for which the indemnitee Party intends to claim indemnification hereunder and the indemnifying Party shall have the exclusive right to control the defense and/or settlement of such claim; provided that the indemnitee Party shall: (a) reasonably assist (and cause its representatives to reasonably assist) the indemnifying Party and (b) have the right to participate, at its own expense, with counsel of its own choosing, in each case, in the defense and/or settlement of such claim; provided further that the indemnifying Party shall not settle a claim in a manner that admits fault on behalf of, or imposes conditions or obligations on, the indemnitee Party or its representatives without the indemnitee Party’s prior written consent.
7.4.
Limitation of liability. EXCEPT FOR AS A RESULT OF [***] NEITHER PARTY SHALL HAVE ANY LIABILITY UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT FOR ANY LOSS OF PROFIT OR REVENUE OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, EVEN IF A PARTY IS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. EACH PARTY’S TOTAL LIABILITY FOR ANY CLAIM OF ANY KIND RESULTING FROM, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY STATEMENT OF WORK IS LIMITED TO [***].
8.
MISCELLANEOUS
8.1.
Solicitation. For a period of [***] after the completion or termination of each Statement of Work, Customer agrees to refrain from any solicitation of Selvita’s employees. “Solicitation” shall mean the initiation of contact with Selvita’s employees and pursuit of Selvita’s employees for employment or cooperation in different form. For clarity, solicitation excludes general employment advertisement or general recruitment activities not directed to any individuals.
8.2.
Severability. If any provisions of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. The Parties will try to modify this Agreement to the extent necessary to render it lawful and enforceable and as nearly as possible to reflect the intentions of the Parties originally embodied in this Agreement including the illegal or unenforceable provision.
8.3.
Relationship of Parties. Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership between the Parties, or shall constitute either Party as the agent, employee or representative of the other.
8.4.
Survival. The following provisions of this Agreement shall survive termination or expiration of this Agreement and remain in effect: Sections 4, 5, 6.4, 7 and 8.
8.5.
Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; except that either Party may assign this Agreement to its Affiliate or a successor to all or substantially all of the assigning Party’s business or assets to which this Agreement relates, whether by merger, consolidation, sale of assets, sale of stock, or other change of control transaction. This Agreement benefits and binds the Parties and their respective successors and permitted assigns. Any assignment of this Agreement in violation of the foregoing shall be null and void.

8.6.
Force Majeure. Any incident or circumstance beyond the Parties' reasonable control, such as natural occurrences, pandemic, war, strike, lock-out, shortage of raw materials and energy, obstruction of transportation, breakdown of manufacturing equipment, fire, explosion, act of government, or any similar and unforeseeable incident or circumstance, shall relieve the affected Party from its obligations under this Agreement for the duration of such incident or circumstance and to the extent of the effects resulting therefrom. If any such case occurs, the Party affected shall inform the other Party in writing immediately indicating the presumable duration and extent of such contingency. Moreover the Party affected shall promptly use all reasonable efforts to settle such contingencies so that the performance of its obligations under this Agreement can be resumed as soon as possible.
8.7.
Amendment; Waiver. No amendment, modification or waiver of any of the terms of this Agreement shall be deemed valid unless made in writing and duly executed by authorized representatives of both Parties. Each Party shall have the right to enforce the Agreement in strict accordance with its terms. The failure of either Party to enforce its rights strictly in accordance with terms shall not be construed as having in any way modified or waived same.
8.8.
Notices. Any notice given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery, registered post, fax or email to the address and for the attention of the relevant Party set out below (or as otherwise notified by that Party hereunder). Any such notice shall be deemed to have been received:
a)
if delivered personally, at the time of delivery;
b)
in the case of pre-paid recorded delivery or registered post, 48 (forty-eight) hours from the date of posting;
c)
in the case of fax or email, at the time of transmission.

Notice to Selvita:	Podole 79, 30-394 Kraków, Poland

Attention: [***]

With a copy to:	General Counsel, e-mail: [***]

Notice to Customer:	Savara ApS
C/O Savara Inc.
1717 Langhorne Newtown Rd., Suite 300
Langhorne, PA 19047
Attn : Chief Financial and Administrative Officer [***]

With a copy to:	[***]

Provided that if deemed receipt occurs before 9 am on a Working Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Working Day, or on a day which is not a Working Day, the notice shall be deemed to have been received at 9 am on the next Working Day.

8.9.
Applicable Laws, Jurisdiction. This Agreement, the rights of the Parties and all actions arising in whole or in part under or in connection therewith, will be governed by and construed in accordance with Swiss law, without giving effect to any choice of law or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. Each Party irrevocably agrees to submit any claim or matter arising from or in connection with this Agreement or the legal relationships established by this Agreement to the exclusive jurisdiction of competent courts in Geneva, Switzerland.
8.10.
No minimum commitment. Selvita understands and agrees that Customer makes no minimum commitment to purchase Services and is under no obligation to execute any Statement of Work under this Agreement.

8.11.
Complete Agreement. This Agreement and each Statement of Work attached hereto set forth the entire, final and exclusive understanding of the Parties as to the subject matter therein and supersede all prior oral and written agreements, understandings, promises and representations with respect thereto and may not be modified except in a writing executed by both Parties. There are no representations, understandings or agreements hereto or thereto which are not fully expressed herein or therein. In the event of any conflict or inconsistency between the Statement of Work and this Agreement, the terms of this Agreement shall govern.
8.12.
Counterparts. This Agreement may be executed in one or more counterpart copies, each of equal dignity, which together shall constitute the entire Agreement. The Parties agree that the execution of this Agreement by exchanging PDF signatures or execution via Docusign shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed Agreement electronically.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the date of the last signature below.

Selvita S.A.:		Customer:

By:	/s/ Mirostawa Zydroń	By:	/s/ David Lowrance
Print Name:	Mirostawa Zydroń	Print Name:	David Lowrance
Title:	Board Member, Chemistry Services	Title:	CFO
Date:	1/18/2024	Date:	1/18/2024

By:	/s/ Mitosz Gruca
Print Name:	Mitosz Gruca
Title:	Executive Vice President
Date:	1/18/2024

Exhibit A

TO MASTER SERVICES AGREEMENT

STATEMENT OF WORK NO. [●]

[Intentionally omitted. To be provided to the Securities and Exchange Commission upon request.]